UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: July 16, 2021
(Date of earliest event reported)

SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland				1-12616	38-2730780
(State of Incorporation)				Commission file number	(I.R.S. Employer Identification No.)

27777 Franklin Rd.	Suite 200,	Southfield,	Michigan		48034
(Address of Principal Executive Offices)					(Zip Code)
(248) 208-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SUI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 16, 2021, Sun Communities, Inc. (the “Company”) and its operating subsidiary, Sun Communities Operating Limited Partnership (the “Partnership”), entered into an employment agreement with Bruce Thelen. The information set forth in Item 5.02 below is hereby incorporated into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2021, the Company and the Partnership entered into an employment agreement with Bruce Thelen, the Company’s Executive Vice President of Operations and Sales. The initial term of Mr. Thelen’s employment agreement is for five years and is automatically renewable for successive one-year terms unless either party timely terminates the agreement.

Mr. Thelen’s base salary for the first year of the term of the employment agreement, ending July 15, 2022, is $500,000. His base salary will increase 3% per year thereafter. In addition to his base salary, the Company may pay Mr. Thelen an annual bonus in an amount up to 130% of his aggregate base salary for the applicable bonus year, as determined by the Compensation Committee of the Company’s Board of Directors, based on individual goals and objectives for Mr. Thelen, the Company's performance or other relevant criteria.

The non-competition clauses of Mr. Thelen’s employment agreement generally preclude him from engaging, directly or indirectly, in the same business as the Company, including the development, ownership, leasing, management, financing, or sales of manufactured housing communities, recreational vehicle resorts, manufactured homes or marinas anywhere in the continental U.S. or Canada during his employment and for a period of up to 24 months thereafter; provided, however, that if he is terminated without cause, as defined in his employment agreement, the non-competition period will be reduced to 12 months following termination of employment.

Mr. Thelen’s employment agreement provides that (a) if he is terminated without cause or resigns for good reason (each as defined in his employment agreement), he may continue to receive base salary payments for up to 18 months after termination of employment, and (b) if he dies or becomes disabled, he or his estate may continue to receive base salary payments for up to 24 months after termination of employment.

If there is a change of control (as defined in his employment agreement) of the Company and either: (i) the Company terminates Mr. Thelen’s employment without cause within two years after the date of the change of control, (ii) Mr. Thelen terminates his employment for good reason within 24 months after the date of the change of control, or (iii) the form of the change of control transaction is a sale of all or substantially all of the Company’s assets and the Company or its successor does not expressly assume Mr. Thelen’s employment agreement, then the Company is obligated to pay him an amount equal to 2.99 times his then current base salary, and all of his stock options or other stock based compensation will become fully vested and immediately exercisable.

The foregoing description of Mr. Thelen’s employment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such employment agreement, a copy of which is attached hereto as Exhibit 10.1, and the terms of which are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.    Description
10.1*    Employment Agreement dated July 16, 2021 among Sun Communities, Inc., Sun Communities Operating Limited Partnership and Bruce Thelen

*    Management contract or compensatory plan for arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: July 20, 2021	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer